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                                                                    Exhibit 23.1


                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in this Annual Report (Form 10-K) of ImageMax, Inc. of our report dated March 22, 2002, except Note 6 and Note 7 as to which the date is April 12, 2002, included in the 2001 Annual Report to Shareholders of ImageMax, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-46463 and 333-54202) of ImageMax, Inc. of our report dated March 22, 2002, except for Note 6 and Note 7 as to which the date is April
12, 2002, with respect to the consolidated financial statements of ImageMax, Inc.


Philadelphia, Pennsylvania
April 15, 2002